As Filed with the Securities and Exchange Commission on October 2, 2006.	Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF

1933

_____________________________

ConAgra Foods, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0248710
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

One ConAgra Drive
Omaha, Nebraska	68102-5001
(Address of Principal Executive Offices)	(Zip Code)

_____________________________

CONAGRA FOODS 2006 STOCK PLAN

(Full title of the Plan)

_____________________________

Rob Sharpe

Executive Vice President, Legal and External Affairs

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

402-595-4000

With a copy to:

Colleen Batcheler

Vice President, Chief Securities Counsel and Corporate Secetary

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

402-595-4000

(Name, Address and Telephone Number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($5.00 par value)	30,000,000	$23.895	$716,850,000	$76,702.95
1.

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the Plan.

2.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the General Rules and Regulations under the Securities Act on the basis of the average of the high and low sales prices of such securities as reported on the New York Stock Exchange on September 25, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, the information specified in Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

ConAgra Foods, Inc. (the “Company”) hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2006;
(b)

The Company’s Current Reports on Form 8-K filed with the Commission on June 16, 2006 (as to item 5.02 only), July 14, 2006 and July 20, 2006 and Form 8-K/A filed with the Commission on July 21, 2006; and

(c)

The description of the Company’s common stock contained in a Registration Statement on Form 8-A filed with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) for purposes of registering such securities thereunder, as such Form 8-A has been amended for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Pursuant to Article V of the Certificate of Incorporation of the Company, the Company shall, to the extent required, and may, to the extent permitted, by Section 102 and Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto. No director shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. A director shall continue to be liable for (1) any breach of a director’s duty of loyalty to the Company or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) paying a dividend or approving a stock repurchase which would violate Section 174 of the General Corporation Law of the State of Delaware; or (4) any transaction from which the director derived an improper personal benefit.

The by-laws of the Company provide for indemnification of Company officers and directors against all expenses, liability or losses reasonably incurred or suffered by the officer or director, including liability arising under the Securities Act of 1933, to the extent legally permissible under Section 145 of the General Corporation Law of the State of Delaware where any such person was, is, or is threatened to be made a party to or is involved in any action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact such person was serving the Company in such capacity. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

The Company also maintains a director and officer insurance policy which insures the officers and directors of the Company and its subsidiaries against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as officers and directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	-	ConAgra Foods’ Certificate of Incorporation, as amended, incorporated by reference to ConAgra Foods’ current report on Form 8-K dated December 1, 2005
4.2	-	ConAgra Foods’ Bylaws, as amended, incorporated by reference to ConAgra Foods’ annual report on Form 10-K for the fiscal year ended May 28, 2006
10.1	-	ConAgra Foods 2006 Stock Plan, previously filed as Attachment A to the Registrant’s Proxy Statement filed on August 18, 2006, and incorporated herein by reference
5	-	Opinion of McGrath North Mullin & Kratz, PC, LLO
23.1	-	Consent of KPMG LLP
23.2	-	Consent of Deloitte & Touche LLP
23.3	-	Consent of McGrath, North, Mullin & Kratz, P.C. (included as part of Exhibit 5)
24	-	Powers of Attorney

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, and the State of Nebraska, on October 2, 2006.

CONAGRA FOODS, INC.

/s/ Gary M. Rodkin
Gary M. Rodkin
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on October 2, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ Gary M. Rodkin	President, Chief Executive Officer
Gary M. Rodkin	and Director (Principal Executive Officer)

/s/ Frank S. Sklarsky	Executive Vice President and Chief Financial
Frank S. Sklarsky	Officer (Principal Financial Officer)

/s/ John F. Gehring	Senior Vice President and Corporate
John F. Gehring	Controller (Principal Accounting Officer)

David H. Batchelder*	Director
Mogens C. Bay*	Director
Stephen G. Butler*	Director
John T. Chain, Jr.*	Director
Steven F. Goldstone*	Director
Alice B. Hayes*	Director
W.G. Jurgensen*	Director
Mark H. Rauenhorst*	Director
Carl E. Reichardt*	Director
Ronald W. Roskens*	Director
Kenneth E. Stinson*	Director

* This registration statement has been signed by the undersigned as attorney-in-fact on behalf of each person so indicated pursuant to a power of attorney filed as Exhibit 24 to this registration statement.

/s/ Colleen Batcheler
Colleen Batcheler
Attorney-in-Fact

EXHIBITS

4.1	-	ConAgra Foods’ Certificate of Incorporation, as amended, incorporated by reference to ConAgra Foods’ current report on Form 8-K dated December 1, 2005
4.2	-	ConAgra Foods’ Bylaws, as amended, incorporated by reference to ConAgra Foods’ annual report on Form 10-K for the fiscal year ended May 28, 2006
10.1	-	ConAgra Foods 2006 Stock Plan, previously filed as Attachment A to the Registrant’s Proxy Statement filed on August 18, 2006, and incorporated herein by reference
5	-	Opinion of McGrath North Mullin & Kratz, PC, LLO
23.1	-	Consent of KPMG LLP
23.2	-	Consent of Deloitte & Touche LLP
23.3	-	Consent of McGrath, North, Mullin & Kratz, P.C. (included as part of Exhibit 5)
24	-	Powers of Attorney